EXHIBIT 5.1




                                December 24, 2003

The Neptune Society, Inc.
4312 Woodman Avenue, Third Floor
Sherman Oaks, CA 91423

               Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel to The Neptune Society, Inc., a Florida corporation (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about December 24, 2003 relating to the resale of an aggregate of up to 5,494,942 common shares (the "Shares") of the Company by certain selling shareholders. The Shares being registered are constituted as follows:


1.   2,055,669  shares  of common  stock  that may be issued  upon  exercise  of warrants;
2. 59,711 shares of common stock that may be issued upon conversion of convertible debentures;
3.   953,410 shares of common stock that may be issued upon exercise of options;
4. 215,500 shares of common stock to be issued in lieu of deferred compensation; and
5.   2,210,652 shares issued to and owned by the selling shareholders.


The Shares were issued or are to be issued by the Company and offered for resale by the following selling shareholders: CapEx, L.P.,D.H. Blair Investment Banking Corp., Green Leaf Investors I, LLC, The Apogee Companies, Inc., Marco Markin, K.M. Lifestyles Inc., 570421 BC, Ltd., Douglas Irving, Matthew Hoogendoorn, Gary
I. Harris, Barry Maynes, Matthew Markin and Bryan G. Symington Smith.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than



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the Company,  that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that
such  agreements  or  instruments   are  the  valid,   binding  and  enforceable
obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares to be issued to the Selling Shareholders under the terms of the Instruments have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Instruments as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinions  expressed  above are limited to the Florida  Business  Corporation
Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Eric P. Littman

Eric P. Littman